Exhibit 10.23

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(B)(10) BECAUSE IT IS

BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

IN ADDITION, CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED

FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED

SUBLEASE AGREEMENT

(Hydrogen Plant)

DATE:	July 10, 2020 (“Effective Date”)

PARTIES:	(1)	BAR 20 DAIRY, LLC, a California limited liability company (“Landlord”); and

(2)	H2B2 USA, LLC, a California limited liability company (“Tenant”).

RECITALS:

A.	Landlord leases approximately 320 acres of land adjacent to its main dairy facility for use in connection with its dairy, which leased land is situated in the County of Fresno, State of California commonly identified as Fresno County Assessor Parcel Number 015-100-20s (the “Property”).

B.	Tenant proposes to develop, build, own and operate a hydrogen generation plant (the “Project”).

C.	Tenant desires to sublease an area approximately 1.5 acres in size within the Property (the “Premises”) on which it will situate its hydrogen generation plant and for the installation of roads, electric transmission lines, poles, transformers, and other equipment necessary to produce, sell and deliver the hydrogen generated from its plant.

D.	The Premises are highlighted in yellow on the aerial photograph attached hereto as Exhibit “A”.

LEASE AND AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Lease of Premises. Landlord hereby demises and subleases to Tenant, and Tenant hereby takes and hires from Landlord, the Premises, for and in consideration of the rents, covenants and agreements, and upon the terms and conditions set forth herein. This Sublease is made subject to all existing easements, servitudes, licenses and rights of way for canals, ditches, levees, roads, highways, telegraph, telephone and electric power lines, railroads, pipelines and others purposes, whether recorded or not.

2.            Investigations and Permitting.

(a)          Due Diligence. Tenant shall have One Hundred Twenty (120) days from the Effective Date (the “First Contingency Period”) to conduct, at Tenant’s sole cost and expense, any reasonable studies, investigations and examinations of the Premises, including, without limitation, verification that the Premises has access to an interconnection point with PG&E transmission lines and capacity to provide 3 MW, the performance of geotechnical testing and environmental testing (including the performance of Phase I testing and Phase II testing [as and if applicable]), to determine the suitability of the Premises for Tenant’s intended use, and Landlord will permit Tenant at any time during the Contingency Period to enter upon the Premises to make such inspections and perform such tests. Tenant shall conduct all such investigations and studies in a manner to cause the least possible interruption to Landlord’s current use of the Premises. If Tenant determines, in its sole and absolute discretion, that the Premises are not suitable for the Project, Tenant may terminate this Sublease by delivery to Landlord of written notice thereof (a “Termination Notice”) on or before the expiration of the First Contingency Period.

(b)          Permits. Tenant shall have until January 31, 2021 (the “Second Contingency Period”) to obtain, at Tenant’s sole cost and expense, any and all necessary permits, licenses and authorizations from any and all applicable governmental authority, including, without limitation, an interconnect agreement with PG&E, allowing Tenant to construct and operate the Project on the Premises in accordance with the terms and conditions of this Sublease (collectively, the “Permits”). During the First Contingency Period and thereafter if not already received, Tenant covenants and agrees to apply for and to diligently pursue the issuance of the Permits from all governmental authorities. If the Permits have not issued before the expiration of the Second Contingency Period through no fault of Tenant, then Tenant may terminate this Sublease by delivery to Landlord of a Termination Notice within one (1) business day of the expiration of the Second Contingency Period.

(c)          Waiver. In the event Tenant does not timely deliver a Termination Notice to Landlord, this Sublease shall automatically continue in full force and effect and Tenant shall be deemed to have waived its right to terminate pursuant to Section 2(a) and 2(b) above. If Tenant does timely deliver a Termination Notice, this Sublease shall terminate effective as of the date Landlord receives such notice, and neither party hereto shall have any further rights, obligations or liabilities hereunder, provided that any monetary obligations of Tenant that have accrued prior to such date of termination shall not be affected, nor shall any other provisions which expressly survive the termination of this Sublease be affected in any way. If Tenant elects to terminate this Sublease as provided herein, Tenant shall repair and restore any areas of the Premises disturbed by such tests and investigations to the same condition, to the greatest extent possible, as existed prior to such tests and investigations, and shall defend, indemnify and hold Landlord and its agents harmless from any damage, injury, loss, liability, costs, claims, demands, damages, actions, causes of action, and suits arising out of or in any manner related to any actions related thereto by Tenant or its agents, employees, or contractors with respect to the Premises, except for (i) those damages, injuries, losses, liabilities, costs, claims, demands, damages, actions, causes of action and suits arising in whole or in part from the negligence or willful misconduct of Landlord or its agents, contractors or employees, for which Landlord shall be liable and/or (ii) any costs incurred by Landlord as a result of Tenant complying with applicable law with respect to any information obtained in its due diligence of the Premises.

3.            Delivery. The “Commencement Date” shall mean February 1, 2021 or, if earlier, the date that Landlord, upon Tenant’s request, delivers possession of the Premises so Tenant may commence development of the Project. Tenant acknowledges that Landlord is actively farming the Premises and if Tenant demands delivery of the Premises prior to February 1, 2021, Landlord may have a crop planted thereon. If Landlord has a crop planted on the Premises on the date that Tenant demands delivery of the Premises, Tenant shall reimburse Landlord for all cultural costs incurred through the date of such delivery.

4.            Term.

(a)          Initial Term. The initial term of this Sublease commences on the Commencement Date and will continue, unless sooner terminated in accordance with the provisions of this Sublease, until the last day of the 264th month thereafter (the “Initial Term”).

(b)          Renewal. Provided that Tenant is not in default of any monetary or material nonmonetary provision of this Sublease, at the conclusion of the Initial Term, this Sublease shall automatically renew for successive one-year terms unless either party shall provide written notice to the other party of its intent to terminate the Lease at the end of the then current lease year. To be effective, such notice must be received by the other party not less than 180 days prior to the expiration of the then applicable lease year. The Initial Term and all extensions described in this Paragraph 2(b) are referred as the “Term.”

5.            Rent.

(a)          Base Rent. Subject to adjustment as herein provided, Tenant shall pay and deliver to Landlord annual base rent (“Base Rent”) of [***] payable in twelve (12) monthly installments of [***] on or before the Commencement Date and on or before the 1st day of each month thereafter during the Term. If the Commencement Date is other than the first day of a calendar month, such installment of base rent shall be prorated in proportion to the number of days during the Term that occurs in said first month.

(b)          Base Rent Adjustment. On each anniversary of the Commencement Date (each, an “Adjustment Date”) Base Rent shall increase to an amount determined by multiplying the Base Rent in effect immediately preceding the applicable Adjustment Date by 1 plus the “Escalator”, which shall be the greater of (a) three percent (3%) or (b) the difference between (i) the first published monthly Consumer Price Index (“CPI”) for the month containing the Adjustment Date and (ii) the CPI for the month which precedes the Adjustment Date by twelve months, expressed as a percentage. As used herein, CPI shall mean the “United States Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers”, for San Francisco-Oakland-San Jose, CA, All Items (1982-84=100), as such index may be revised from time to time (or a reasonably comparable index in the event such index is discontinued).”

(c)          Additional Rent. Tenant shall also pay without notice, except as may otherwise be required in this Agreement, and without abatement, deduction or set-off, Additional Rent, including all sums, impositions, costs, expenses and other payments which Tenant assumes or agrees to pay in any of the provisions of this Agreement with respect to any period during the Lease Term.

(d)          Interest and Late Charge. If any installment of Rent is not paid within five (5) days after the due date, such amount shall bear interest (the “Interest Rate”) at the lesser of ten percent per annum (10%) or maximum rate permitted by law from the date on which said payment shall be due until the date on which Landlord shall receive said payment regardless of whether or not a notice of default or notice of termination has been given by Landlord. In addition, if the Rent is not paid within five (5) days after the due date, Tenant shall pay Landlord a late charge of ten percent (10%) of the amount delinquent. Landlord and Tenant recognize that the damage which Landlord shall suffer as a result of Tenant’s failure to pay Rent is difficult to ascertain, said late charge being the best estimate of the damage which Landlord shall suffer in the event of Tenant’s late payment. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed limiting Landlord’s remedies in any manner. Should Tenant pay said late charge but fail to pay contemporaneously therewith all unpaid amounts of Base Rent and Additional Rent, Landlord’s acceptance of this late charge shall not constitute a waiver of Tenant’s default with respect to Tenant’s non-payment nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Sublease or under law.

(e)          Rent Payments. All payments of Base Rent and Additional Rent (collectively “Rent”) required to be made to Landlord shall be in lawful money of the United States of America and shall be paid to Landlord at Landlord’s address for notices set forth in Paragraph 16(l) below or at such other place as Landlord may designate by notice in writing from time to time and may be made by check, draft or electronic transfer payable to the order of Landlord, which must be paid in full when presented. All payments of Rent shall be made without deduction or setoff and without notice. Subject to recapture in the event of default, as an inducement to Tenant, Landlord agrees that Base Rent for the first 36 months of the Term shall be paid as follows:

Months	Payment Due
1	[***]
2	Base Rent Waived
3	Base Rent Waived
4	Base Rent Waived
[***]	[***]
[***]	[***]

(f)           Force Majeure. If, by order of applicable government authority, Tenant is required to cease operations for any reason beyond the control of Tenant (an “Ordered Shutdown”), then Tenant’s obligation to pay Base Rent shall be delayed for the period of the Ordered Shutdown, but Tenant shall be required to otherwise fully and timely perform all other obligations under this Sublease, including the payment of all items of Additional Rent. At the expiration of the Ordered Shutdown, Tenant’s obligation to pay Base Rent shall resume and all Base Rent owed with respect to the period of the Ordered Shutdown shall be amortized and paid in monthly installments over the balance of the then current Term; provided, however, the then current Term shall be extended by the same number of days as the period of the Ordered Shutdown. For purposes of this Sublease, the foregoing shall be the sole force majeure event excusing the timely payment of Base Rent. No event of force majeure shall excuse the timely payment of Additional Rent or the timely performance of any other obligation of Tenant hereunder. If the period of the Ordered Shutdown extends beyond 180 calendar days, then Landlord, at its option, may elect to terminate this Sublease by providing written notice of such election to Tenant. If Landlord provides such notice to Tenant, Tenant’s obligation to repay deferred Base Rent during the period of the Ordered Shutdown shall be extinguished and Tenant shall have 60 calendar days from the date of Landlord’s notice to comply with the provisions of Section 6(b) below. Notwithstanding the foregoing, Tenant may avoid termination of this Sublease by resuming the payment of Base Rent within 30 calendar days of Landlord’s notice, in which case Tenant shall not be allowed to defer Base Rent for the remaining duration of the Ordered Shutdown – the Base Rent deferred prior thereto shall nevertheless be amortized and paid over the remaining Term, as provided above.

6.            Use of the Premises.

(a)           Permitted Uses. Tenant shall use the Premises solely as a hydrogen generation plant and shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, that are applicable due to Tenant’s particular use of the Premises or triggered by Tenant’s improvements or alterations on the Premises. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations with respect to its use of the Premises. The judgment of any court of competent jurisdiction, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall comply with any recorded covenants, conditions, and restrictions now or hereafter affecting the Property and any amendments thereto. At Tenant’s sole expense, Tenant shall procure, maintain and hold available for Landlord’s inspection any governmental license or permit required for the proper and lawful conduct of Tenant’s business.

(b)          Improvements. Tenant may, at its sole cost and expense, develop its hydrogen generation plant on the Premises without prior written consent of Landlord. All improvements constructed or located upon the Premises by Tenant, including, without limitation, the hydrogen plant and all related equipment, shall be the sole property of Tenant. Tenant, at its sole cost and expense, shall remove all such improvements and equipment at the termination or earlier expiration of this Sublease and return the Premises to Landlord in the same condition it was in at the commencement of the Term. Tenant shall be allowed nonexclusive access to and from the Premises and for utilities from Whitesbridge Road along the route identified on Exhibit “A” hereto. Tenant, at its cost and expense, shall improve such access to such levels as may be required as a condition of permitting Tenant’s use of the Premises, and shall bear all costs of any required off-site improvements. Unless required as a condition of any permits or interconnection agreements required for Tenant’s use of the Premises, road improvements shall not be removed at the expiration of the Term but shall be abandoned in place and shall thereafter become the property of Landlord.

(c)          Utilities. Tenant shall procure and Landlord shall not be obligated to provide, water, telephone, electric, gas, sewer, and other utility services deemed necessary or convenient for Tenant’s use of the Premises, which shall be in Tenant’s own name and for Tenant’s own account, and Tenant shall pay or cause to be paid before delinquency all charges, claims, or liens for water, gas, electricity, sewer, telephone service and any other utility services furnished to or for the Premises, or any part thereof, during the Term of this Sublease, whether or not bills reflecting the same are actually received by Tenant prior to the expiration hereof. Notwithstanding the generality of the foregoing, Landlord will provide up to 4,000 gallons of non-potable water to the Premises for Tenant’s use at the rate of $0.002 per gallon. In this regard, Landlord shall install a pipeline for such water and terminate same at the property line of the Premises. Landlord shall install, at Tenant’s expense, a meter at said termination point. Tenant shall reimburse Landlord for such work on demand therefor. Tenant shall be responsible for connecting to said meter and installing such pipelines as may be necessary or convenient for Tenant’s use within the Premises. Under no circumstances shall the interruption of water service be grounds to terminate this Sublease or to abate Rent.

(d)          Permitting and Development. Landlord shall, at no cost or expense to Landlord, reasonably cooperate with Tenant on project site development activities in support of Tenant’s hydrogen production plant installation, commissioning, operations and maintenance, as well as with Tenant’s permitting, approvals and PG&E interconnection agreement.

(e)           Waste. Tenant shall not commit waste or a nuisance on the Premises.

(f)           Hazardous Materials. Tenant shall not permit hazardous materials to be stored on the Premises; nor shall Tenant permit hazardous materials to escape onto, under or about the Premises and the groundwater under the Premises. Hazardous materials shall include, but are not limited to, substances defined as “hazardous substances,” hazardous materials,” or “toxic substances” in The Comprehensive Environmental Response Compensation and Liability Act of 1980, As Amended (42 U.S.C.§§ 9601 et seq); The Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq); The Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq); and those substances defined as “hazardous wastes” in Section 25117 of the California Health and Safety Code, and the regulations adopted in publications promulgated subject to said laws, and any successor laws as may be promulgated from time to time. Tenant hereby represents that hydrogen is not considered a hazardous material.

(g)          Poisons. No poison, herbicide, pesticide, or other foreign chemical or substance shall be applied to the Premises except in strict compliance with all applicable laws or regulations, and with the instructions contained on the label or furnished by the manufacturer thereof, and with any other legal requirements. No pesticides that will have a residual effect beyond the Term, and no experimental poisons, herbicides, pesticides, or other foreign chemicals or substances, shall be applied to the Premises, without the prior written consent of the Landlord. All poisons, herbicides, pesticides, or other foreign chemicals or substances which Tenant may apply to the Premises shall be used and applied at Tenant’s sole cost, risk, and liability, and Tenant does hereby agree to indemnify, hold and save Landlord free, clear, and harmless of, from, and against any and all claims, demands, damages, or liabilities of whatever kind, character, or nature which in any manner arise out of or result from any use or implication of any of the aforesaid substances.

(h)          Labor and Materials. Tenant, at its own risk and expense, shall provide and promptly pay for all labor, equipment, tools, feed, fuel, electrical energy and demand charges, and other materials and services of whatever kind or nature that may be used for the operation of its plant on the Premises and with respect to any building or other improvement on the Premises and the performance of Tenant’s other obligations under this Sublease, and Landlord shall not be liable for any part thereof. Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished, or obligations incurred by Tenant.

7.            Taxes. Tenant shall pay before delinquency all Taxes. “Taxes” shall mean all real estate taxes, and other general and special assessments of every kind against the Premises, including, but not limited to, assessments for public and other improvements and general and special state, county and city taxes, all water district assessments and all charges attributable to the supply of water to the Premises which at any time or times during the term of this Sublease, or at any time or times thereafter but with respect to a period or periods or event or events occurring in whole or in part during the Lease term, may or shall become a lien on or be assessed, levied, confirmed, imposed upon or become due or payable on or with respect to the Premises. Tenant shall also pay before delinquency all taxes, assessments, excises, levies, license and permit fees and other governmental charges and costs of every kind and nature whatsoever assessed against or imposed upon the personal property of Tenant. The term “Taxes” does not include federal, state or local income or franchise taxes or transfer taxes assessed against Landlord. If Tenant fails to pay any such amount before delinquency, then Landlord may pay such amount, and, in such event, Tenant shall immediately reimburse Landlord for such payment, including any penalty, interest, or other additional costs arising out of Tenant’s delinquency in payment as Additional Rent hereunder. Because the Premises are not a separate tax parcel from the Property, the Taxes assessed on the land shall be apportioned among Landlord and Tenant based on the acreage of the Premises as a proportion of the acreage of the Property. Taxes on all improvements, fixtures, and personal property shall be paid by Tenant.

8.            Repairs and Maintenance. Tenant acknowledges that the Premises are currently unimproved farmland and that any buildings or other improvements installed thereon by Tenant, will be Tenant’s property. Therefore, Tenant, at its own cost and expense, shall keep and maintain the Premises and every part thereof in reasonably good, orderly, clean, safe and sanitary repair and condition, and shall perform all commercially reasonable repairs and replacements necessary to accomplish the same, whether foreseen or unforeseen, structural or non-structural. Tenant shall be responsible at its sole cost and expense, to maintain, repair and replace as necessary, all portions of the Premises and all buildings and improvements thereon including, but not limited to, the interior and exterior walls, ceilings, and roof of such buildings, all systems and equipment, heating, ventilating and air conditioning, electrical and plumbing systems serving the Premises, in good order, condition and repair. If any portion of the Premises, or any system or equipment in the Premises or serving the Premises that Tenant shall be obligated to repair cannot be fully repaired or restored, Tenant shall replace such portion of the Premises, or system or equipment. Landlord shall have the right, but not the obligation, upon written notice to Tenant, to undertake the responsibility for maintenance of the aforementioned equipment and systems at Tenant’s expense. Tenant shall fulfill all of Tenant’s obligations under this paragraph at Tenant’s sole cost and expense. Landlord shall have no obligation to make any repairs, replacements, restorations, alterations, additions or improvements whatsoever on, to, under or about the Premises or any part thereof, or to restore the same or any part of the same in the event of its loss, destruction or damage, except as otherwise provided herein. Tenant hereby waives any right it may have to make repairs at the expense of Landlord, or to abate rent, which may be provided for by any applicable present or future law, and any right to terminate this Agreement for failure to repair any damage or for destruction of the Premises, or any portion thereof, including, without limitation, the provisions of California Civil Code §§ 1931, 1932, 1933, 1941 and 1942.

9.            Damage and Destruction. Landlord shall have no any obligation whatsoever to repair, replace, restore, rebuild or alter, or to pay any of the costs or expenses of any damage or destruction to the Premise or to any improvements or equipment now or hereafter situated thereon, unless such casualty is the result of Landlord’s gross negligence or willful misconduct, and then only to the extent Tenant was carrying the insurance required hereunder and the resulting casualty insurance proceeds are insufficient to pay for the necessary repairs, in which case Landlord shall pay the difference between the cost of such repairs and the insurance proceeds. This Sublease shall not terminate by reason of any such damage or destruction nor shall Rent be abated during any period when, by reason of such damage or destruction, there is substantial interference with Tenant’s use of the Premises. Tenant waives all rights to terminate this Sublease pursuant to rights otherwise presently or hereafter accorded by law to tenants, including, but not limited to, California Civil Code Sections 1932(2) and 1933(4) or any successor laws of similar nature.

10.          Liens. Tenant shall keep all of the Property free and clear of any and all mechanics’, materialman’s and other liens for or arising out of or in connection with work or labor done, services performed or materials or appliances used or furnished for or in connection with any operations of Tenant, its agents, subsidiaries or assigns, or any alteration, improvements or repairs or additions which Tenant may make or permit or cause to be made or any work or construction by, for or permitted by Tenant on or about the Premises, or any obligations of any kind incurred by Tenant. At all times, Tenant shall promptly and fully pay and discharge any and all obligations and all claims on which such lien may or could be based and shall indemnify, defend and hold Landlord, its successors and assigns and all of the Property harmless from and against any and all such liens, claims or suits pertaining thereto. In the event Tenant desires to contest the amount of such liens or claims, Tenant may do so, so long as such contest does not present imminent danger of foreclosure of the Property. If at any time the Property or any part thereof shall then be subject to forfeiture, or if Landlord shall be subject to any liability arising out of the nonpayment of any such liens or claims, Tenant shall, notwithstanding any pending contest or review, either pay such liens or claims or post such bonds as may be required to prevent such forfeiture or liability, at least thirty (30) days prior to such forfeiture. If Tenant fails to do so, Landlord, in its discretion, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, actually incurred by Landlord in connection with such lien shall be deemed additional rent under this Sublease and shall be due and payable by Tenant within fifteen (15) days following written demand from Landlord (which demand shall include reasonable supporting documentation substantiating the cost of the same).

11.          Indemnity. Tenant shall indemnify, protect, defend and save and hold Landlord and Landlord’s trustees, officers, employees and agents harmless from and against any and all losses, costs, liabilities, claims, judgments, liens, damages (including consequential damages) and expenses, including, without limitation, reasonable attorneys’ fees and costs, and reasonable investigation costs, incurred in connection with or arising from: (a) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Sublease, (b) any personal injury or physical damage to property occurring on the Premises during the Term, (c) the use or occupancy or manner of use or occupancy of the Premises by Tenant, (d) any occurrence on the Premises during the Term arising from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord, and (e) any acts or omissions or negligence of Tenant or of Tenant’s agents or contractors in, on or about the Property. In case any action or proceeding be brought, made or initiated against Landlord relating to any matter covered by Tenant’s indemnification obligations under this section, Tenant, upon notice from Landlord, shall at its sole cost and expense, resist or defend such claim, action or proceeding by counsel approved by Landlord. Tenant’s obligations under this section shall survive the expiration or earlier termination of this Sublease.

12.          Insurance. Tenant shall carry the following types and minimum coverages of insurance with insurance companies acceptable to Landlord:

(a)          Workers’ Compensation Insurance, in compliance with the laws of the State of California; Employers’ Liability Insurance with a limit of not less than $1,000,000.00; and where applicable, insurance in compliance with any other statutory obligations pertaining to the compensation of injured employees.

(b)          Comprehensive General Liability Insurance with respect to Tenant’s use and occupancy of the Premises and all operations incidental thereto, with a minimum combined single limit liability of not less than $5,000,000.00. Landlord shall be named as an additional insured under Tenant’s Comprehensive General Liability Insurance.

(c)          Automobile Liability Insurance on all owned, non-owned, hired, or leased automotive equipment used in connection with Tenant’s operations in amounts not less than $1,000,000.00 single limit liability.

All policies of insurance required of Tenant shall be issued by insurance companies with general policyholders’ rating of not less than A, as rated in the most current available “Best’s Insurance Reports,” and not prohibited from doing business in the State of California, and shall, with the exception of Workers Compensation Insurance, include as additional insureds Landlord, its trustees, officers, agents, students, employees, representatives, volunteers, and such other persons or entities as Landlord specifies from time to time. Such policies, with the exception of Worker’s Compensation Insurance, shall be for the mutual and joint benefit and protection of Landlord, Tenant and others specified by Landlord. Executed copies of Tenant’s policies of insurance or certificates thereof shall be delivered to Landlord within ten (10) days prior to the delivery of possession of the Property to Tenant and thereafter within thirty (30) days prior to the expiration of the term of each such policy. All commercial general liability and property damage policies shall contain a provision that Landlord and any other additional insured, although named as additional insureds, shall nevertheless be entitled to recover under said policies for a covered loss occasioned by it, its servants, agents and employees, by reason of Tenant’s negligence. As often as any policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All such policies of insurance shall provide that the company writing said policy will give to Landlord thirty (30) days’ notice in writing in advance of any cancellation or lapse or of the effective date of any reduction in the amounts of insurance. All commercial general liability, property damage and other casualty policies shall be written on an occurrence basis. Landlord’s coverage, if any, shall not be contributory. No policy shall have a deductible in excess of $10,000 for any one occurrence.

13.          Remedies of Landlord on Default of Tenant. Should Tenant default in the payment of any rent, or in the due observance or performance of any of Tenant’s covenants or agreements herein, and should such default continue after ten (10) days from the receipt of written notice thereof from Landlord to Tenant requiring payment, in the case of default in the payment of rent, or after thirty (30) days from the receipt of written notice thereof by Landlord to Tenant requiring performance in the case of such other defaults, Landlord may, at Landlord’s sole election, terminate this Sublease, and re-enter and take possession of the Premises in the manner then provided by the unlawful detainer laws of the State of California. Tenant shall have the right to cure any default within the period of notice thereof as specified hereinabove, and if the default, other than in the matter of payment of rent, is of such a nature that it cannot be cured within the thirty (30) day period specified in the notice thereof, it shall be sufficient if Tenant shall in good faith commence during said period to cure such defect if so accomplished within a reasonable time thereafter. Landlord shall also be entitled to exercise each and every right and remedy available at law or in equity, and the exercise of any such right or remedy shall not be deemed a waiver of any other right or remedy. Any agreement by Landlord for free or abated rent or other charges applicable to the Premises, or for the giving or paying by Landlord to or for Tenant of any leasehold improvements, cash or other bonus, inducement or consideration for Tenant’s entering into this Lease, and brokerage commissions, all of which concessions are hereinafter referred to as “Inducement Provisions,” shall be deemed conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of this Lease to be performed or observed by Tenant during the Term hereof as the same may be extended. Upon the occurrence of an event of default, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any Rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Landlord under such an Inducement Provision and the unamortized portion of any leasehold improvement costs or brokerage commissions paid (or to be paid) by Landlord shall be immediately due and payable by Tenant to Landlord, and recoverable by Landlord as Additional Rent due under this Lease, notwithstanding any subsequent cure of said Event of Default by Tenant. The acceptance by Landlord of Rent or the cure of the Event of Default which initiated the operation of this paragraph shall not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated in writing by Landlord at the time of such acceptance. Amortization of such tenant improvement costs and/or brokerage commissions shall be based on the Initial Term only.

14.          Waiver. The waiver by Landlord of a breach of any term, covenant, or condition contained in this Sublease shall not be treated as a continuing waiver of such term, covenant, or condition, or as a waiver of a future breach of the same or any other term, covenant, or condition contained in this Sublease. The acceptance of rent by Landlord shall not be treated as a waiver of a previous breach by Tenant of any term, covenant, or condition of this Sublease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of a previous breach at the time of acceptance of rent.

15.          Quiet Enjoyment. Landlord hereby covenants and agrees that if Tenant pays the rental as herein provided and faithfully performs the terms and conditions on Tenant’s part to be kept, observed and performed, Tenant shall have the peaceful enjoyment of the Premises during the term hereof, without hindrance or interference from Landlord.

16.          Assignment or Subletting. Tenant shall have no right to assign or sublease all or any portion of the Premises or Tenant’s rights under this Sublease without the prior written consent of Landlord, and any such assignment or subleasing without such written consent of Landlord shall be void. The foregoing notwithstanding, Tenant may assign this Sublease to a wholly-owned subsidiary of Tenant, with proper written advice to Landlord, but such assignment shall not release Tenant from liability hereunder. Landlord shall have the right transfer its interest in the Premises, or any portion thereof, or any of Landlord’s rights under this Sublease, with or without consideration, at any time without Tenant’s consent or approval; provided, however, that any such transfer (a) will not affect Tenant’s rights under the Lease; and (b) will not be to a direct competitor of Tenant without Tenant’s written approval.

17.          Holding Over. Should Tenant or any assignee or sublessee of Tenant hold over within the Premises or any part thereof after the expiration of the Term, then, unless otherwise agreed in writing, such holdover shall constitute and be construed as a tenancy from month-to-month only and Base Rent shall be one hundred fifty percent (150%) of the Base Rent payable for the month preceding expiration or earlier termination of this Sublease, but otherwise upon the same terms and conditions of this Sublease.

18.          Miscellaneous Provisions.

(a)          Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of California.

(b)          No Partnership. Nothing contained in this Sublease shall create a partnership, joint venture or employment relationship between Landlord and Tenant. Neither Landlord nor Tenant shall be liable, except as otherwise provided for in this Sublease, for any obligations or liabilities incurred by the other.

(c)           Entire Agreement. This Sublease sets forth the entire agreement between Landlord and Tenant respecting the Property, and the leasing of the Premises to Tenant. Any agreements or representations respecting the Property or the Premises, the leasing by Landlord to Tenant of the Premises or any other matter discussed in this Sublease not expressly set forth in this instrument are null and void. Any amendments, extensions or renewals of this Sublease shall be effective only when set forth in writing and executed by the parties hereto.

(d)          Surrender of Premises. Except as provided in Paragraph 4(b) above, at the expiration of the Term of this Sublease or any prior termination thereof, Tenant agrees to surrender possession of the Premises to Landlord in as good condition as Tenant shall have received it, reasonable wear and tear excepted, and with the land in a neat and clean condition.

(e)           Indemnification. To the maximum extent permitted by law, Tenant shall at all times during the Term indemnify, save and hold Landlord harmless from all damages, injuries or claims arising in or about the Property or in connection with the conduct by Tenant of any activities thereon, except to the extent such damages, injuries or claims are due to Landlord’s fraud, willful injury by Landlord to the person or property of another, or Landlord’s willful or negligent violation of law. In no event shall Landlord be liable to Tenant for any consequential, special or punitive damages suffered by Tenant as a result of a default by, or any other act of, Landlord.

(f)           Entry and Inspection. Landlord shall have the right to enter the Premises at all reasonable times during the Lease Term, either in person or by nominee, for the purpose of exercising his rights hereunder and for the purposes of inspecting the Premises, posting notices of non-responsibility, and ascertaining that the promises and covenants of Tenant herein contained are being kept, observed and performed. Except in emergencies, Landlord shall provide Tenant with reasonable notice of Landlord’s proposed entry upon the Premises. The foregoing notwithstanding, Landlord’s entry shall not jeopardize or interfere with normal and safe operation of the hydrogen plant.

(g)          Attorneys’ Fees. If either party commences any action or proceeding against the other for the specific performance of this Sublease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of any action or proceeding, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including, without limitation, any such fees, costs or disbursements incurred on any appeal from such action or proceeding.

(h)          Multiple Counterparts. This Sublease may be executed in any number of counterparts (whether facsimile, portable data format (PDF) or original), each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(i)           Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

(j)           Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Sublease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party.

(k)          Independent Covenants. This Sublease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary.

(l)            Notices. Any notice or demand to be given to Landlord or Tenant pursuant to the terms of this Sublease, or by law, shall be deemed to be fully given or made when written and sent by registered mail, return receipt requested, postage prepaid, and addressed to Landlord or Tenant at the address set forth below:

To Landlord	Bar 20 Dairy, LLC [***]
To Tenant	H2B2 USA, LLC [***]

Either party may change its address for purposes of this section by giving notice to the other party in the manner provided in this section.

(m)         Titles of Paragraphs. The titles of the Paragraphs of this Sublease are for the convenience of the reader only and no presumption or implication of the intent of the parties as to the construction of this Sublease shall be drawn therefrom.

(n)          Time and Benefit. Time is hereby expressly declared to be of the essence of this Sublease and of each and every provision hereof, and each such provision is hereby made and declared to be a material, necessary and essential part of this Sublease. This Sublease shall be binding upon and inure to the benefit of the heirs, executors, administrators, trustees, successors and assigns of the parties hereto.

[Signatures commence on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have made and executed this Sublease Agreement effective on the date first above written.

LANDLORD		TENANT

BAR 20 DAIRY, LLC, a California limited liability company		H2B2 USA, LLC, a California limited liability company

By:	/s/ John L. Shehadey	By:	/s/ James M. Corboy
	John L. Shehadey, Manager		James M. Corboy, CEO

By:	/s/ Richard A. Shehadey
Richard A. Shehadey, Manager

CONSENT

The undersigned hereby consents to the sublease of those portions of the leased premises as are situated upon the property leased to BAR 20 DAIRY, LLC pursuant to that certain Farm Lease dated November 1, 2008, as amended January 1, 2012.

OWNER

BAR 20 NO. 4, L.P., a California limited partnership

By:	/s/ John L. Shehadey
John L. Shehadey, Trustee of the John L. Shehadey Living Trust dated January 14, 2005, General Partner

By:	/s/ Richard A. Shehadey
Richard A. Shehadey, Trustee of the Richard A. Shehadey Living Trust dated May 9, 2002, General Partner

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

Exhibit “A”

Depiction of the Premises

[Omitted.]